MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING "MOU", made this 25 day of August, 2000 by and between SE Global Equities Co. Ltd. also known as "SEG" (First Party) with an operating address at 777 West Broadway, 12th Floor, Vancouver, British Columbia Canada V5Z 4J7 and BCT Valores, Puesto de Bolsa S.A. also known as "Broker" (Second Party) with an operating address of Avenida 1 y 3, Calle Central, Edificio BCT, San Jose, Costa Rica.

WHEREAS:

1) SEG is desirous to establish an operational relationship with Brokerage Firm(s) in connection to the Executive Summary hereby attached. SEG hereby covenants and agrees that:

(a) SEG shall set up a World Wide Web to attract investors from the Internet community, which includes international and domestic investors.

(b) SEG shall be responsible for system start up of the World Wide Web, software development accounting, and web management of the Internet site.

(c) SEG shall bear the cost of developing a "translator". The translator is a software program that will transmit and deliver the investors buy or sell orders to the designated brokerage house.

(d) SEG shall be responsible for all marketing expenditures. The marketing campaign will be to promote and market its services globally in order to generate new investors or clients.

(e) SEG shall appoint no more than two (2) brokers in each country it is establishing an opeational relationship.

(f) SEG shall design a membership database to monitor all investors that have registered in the respective web site.

(g) SEG shall serve as a conduit to those potential investors and Broker(s). SEG will gather all the requisite information, and thereby funnel the Investor's account data to a Brokerage house of investors' own selection in order to open an account.

(h) SEG shall set up Customer Support Centers to assist those international investors' in setting up accounts with their respective brokers.

2) The Broker to this Memorandum of Understanding hereby covenants and agrees to the following:

(a) The Broker will cooperate with SEG's technical department to implement the "translator" so that each investors' portfolio and transaction derived from SEG's web can be tracked, monitored and recorded.

(b) The Broker will maintain an accurate accounting for each transaction derived from SEG's web site and compensate SEG the corresponding amounts to be agreed in the formal agreement (Co-Marketing Agreement).

(c) The Broker will cooperate, and work collectively with SEG's customer service department to assist potential investors' in opening accounts & future customer related services.

(d) The Broker will execute all transactions in accordance to the local regulation and by-laws governed by their respective jurisdiction.

(e) The Broker will administer the same degree of attention, service, and expertise to all accounts, whether it is an account directed from SEG's web or an account recruited from the Brokers' individual efforts.

(f) The Broker will be responsible for all (if any) investor inquiries relating to investment opportunities in their respective regions.

(g) The Broker has the option to communicate with the investors directly to solicit information; to provide customer service; or promote other Broker services available. However, the Broker undertakes that all transactions must take place using the original account that was established from SEG's referral, thus entitling SEG a percentage of payment as stated in this MOU.

(h) The Broker must have the SEG trading software fully operational.

(i) Rights to display the companies (or affiliate) commercially recognized logo on SEG Web.

(j) When not conflicting with any securities rules, the Broker would provide certain market data free of charge to SEG such as company news releases, market orders, bids & asks, local indices and historical data.

3) SEG and the Broker hereby mutually covenant and agree to the following:

4) SEG and the Broker mutually agree that the Broker will reimburse SEG a referral Fee ("Maintenance Fee") for the trades received from accounts opened through SEG Internet Portal.

5) The Maintenance Fee shall be set per transaction the amount of which shall be subject to final negotiation to be incorporated into the formal agreement. A price matrix shall be discussed and established in the formal agreement.

6) SEG will not provide any kind of investment related advice to the potential or establish investor in any shape, size or form. SEG's role is strictly an internet portal service providing convenience and technology to potential investors who has interest to invest in a market or stock of their own selection.

7) After the Broker has confirmed receipt of the investor's order, the Broker will be responsible for all securities transaction, and any dispute that may arise with the investor must be settled at the expense of the Broker. SEG does not bear any responsibility, knowledge, or license in handling or dealing with securities. The Broker must acquire all the requisite licenses, and comply with their respective securities regulations.

8) All terms and conditions set out in this Memorandum of Understanding and any future agreements will conform to all local law and stock exchange policies. The Broker will seek advice from its legal counsel and local authorities for approval of the formal agreement. In the event of any contradicting term(s) from this agreement with local law, the home law will take precedent of this agreement. In the event of policy disagreement, the parties will assist each other to resolve those variant terms. If the parties are unable to reach a resolution, this Memorandum of Understanding and all other agreement will immediately become null and void.

9) Time: Time is of the essence of this Memorandum of Understanding. This Memorandum of Understanding must be executed and returned to SEG within 14 days of its receipt. If both parties on or before September 7, 2000 do not execute this Memorandum of Understanding, this Memorandum of Understanding shall be null and void.

10) Formal Agreement: Upon execution of this MOU, SEG will proceed to prepare a formal agreement outlining all other financial and business terms and conditions in detail, subject to the approval of the respective parties legal counsel. Upon approval, the parties shall execute the formal agreement.

11) Terms and Conditions: The terms and conditions of this MOU will form an integral part of the formal agreement. The formal agreement will be valid for a period of two (2) years from date of execution.

12) Non-Compete: SEG's business model is to advertise and maintain an Internet portal business, and to incorporate a number of different securities brokers from different regions of the world to providing a convenient conduit to investors around the globe. The Broker agrees not to directly or indirectly compete with business of SEG using the same business model. The term 'not compete' shall mean manage, operate, or consult in a business substantially similar with the business model of SEG.

13) Non Disclosure and Confidentiality. Any information furnished orally, in written for, by electronic means or by any other means which was identified by SEG as confidential, shall be treated as Confidential information and must not be disclosed to third parties who are not privy to this Memorandum of Understanding.

14) No Publicity: The Broker agreed not to disclose its participation in this undertaking, the existence or terms and conditions of the Memorandum of Understanding, until a formal agreement has been executed.

15) No Assignment: The Broker may not assign this Memorandum of Understanding or any interest herein without SEG's express prior written consent.

16) Representation and Warranties: The representations and warranties set forth in this Memorandum of Understanding, and the annexed Business Plan shall be continuing with the same force and effect throughout the discussion stages until a formal agreement has been executed.

This Memorandum of Understanding shall be binding upon the aforementioned parties, successors, or assigns.

Executed this day 25 of August, 2000.

First Party;

SE Global Equities Co. Ltd.

By: /s/ Dr. Alfredo Vazquez
Name: Dr. Alfredo Vazquez
Title: Manager, Business Development
South American Operations

Second Party (Broker):

BCT Valores Puesto de Bolsa S.A.
By: /s/ Osualdo Mora G.
Name: T/ Osualdo Mora G.
Title: General Manager